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Exhibit 23.3


          Consent of Independent Accountants

We consent to the incorporation by reference in this registration statement
of Tyson Foods, Inc. on Form S-3 (File No.   ) of our report dated
November 10, 1997, on our audits of the consolidated financial statements and financial statement schedule of Hudson Foods, Inc. as of September 27, 1997 and September 28, 1996, and for each of the three years in the period ended September 27, 1997, which report is included in the Annual Report on Form 10-K of Hudson Foods, Inc. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand L.L.P.
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Coopers & Lybrand
Tulsa, Oklahoma
December 17, 1997